UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2016

Cynapsus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Canada	001-37426	98-1226819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

828 Richmond Street West, Toronto, Ontario, Canada (Address of principal executive offices)	M6J 1C9 (Zip Code)

Registrant’s telephone number, including area code: 416-703-2449

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2016, Cynapsus Therapeutics Inc. (“Cynapsus”) and ARx, LLC (“ARx”) entered into a Commercial Supply Agreement (the “Agreement”) relating to ARx’s manufacture of APL-130277 (the “Product”) for supply in the United States.

As more fully described in the Agreement, ARx must provide the Majority Supply of commercial supply of APL-130277 in the United States. Cynapsus must supply to ARx all API necessary to manufacture the Product. For each shipment of APL-130277 manufactured by ARx pursuant to a purchase order and delivered to Cynapsus for commercial sale in the United States, Cynapsus must pay to ARx an amount equal to the Supply Price for the actual Product shipped. Cynapsus must also obtain a Contingency Supplier of APL-130277 in the United States for contingency purposes. Cynapsus must pay to ARx a certain percentage of the invoiced cost incurred by Cynapsus with respect to the manufacture of APL-130277 (not including the costs of the related API and packaging) in the United States by a Contingency Supplier or any other party outside of the United States.

Additionally, ARx has an option to provide to Cynapsus certain additional services in the United States in connection with the Product, subject to certain conditions. If ARx obtains regulatory approvals to manufacture APL-130277 in one or more markets outside of the United States, and Cynapsus decides to enter one or more of such markets outside of the United States, then Cynapsus must invite ARx to bid for the right to supply APL-130277 in such market(s).

The initial term of the Agreement is for a period of 10 years from the date that APL-130277 is available for commercial sale in the United States. Thereafter, the Agreement automatically renews for successive one year periods, unless a party delivers written notice of termination to the other party at least one year prior to the end of the applicable term, in accordance with the Agreement.

As more fully described in the Agreement, the Agreement also may be terminated in certain circumstances, generally including, without limitation, certain bankruptcy events, violation or failure to perform material covenants and obligations under the Agreement, and willful or fraudulent misrepresentation by a party. Cynapsus may terminate the Agreement without cause upon one year written notice, in which case ARx would be free from the exclusivity requirements of the Agreement. The Agreement also allows for termination in certain other circumstances, including, without limitation, (a) if the Regulatory Filing is (i) finally rejected by the Regulatory Authority or (ii) voluntarily withdrawn by mutual consent of the parties, (b) in connection with certain patent Infringement Actions preventing the marketing and sale of APL-130277 in the United States, (c) if ARx fails to comply with certain environmental, safety and industrial hygiene requirements, and (d) certain force majeure events.

The Agreement also contains, without limitation, certain customary representations, warranties and covenants of the parties, as well as provisions relating to confidentiality, indemnification, termination and other matters.

Certain terms used, but not defined, herein have the meanings set forth in the Agreement. The foregoing summary of certain terms of the Agreement is not complete and is qualified by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description
10.1#	Commercial Supply Agreement between Cynapsus and ARx dated August 9, 2016.

______________

# Confidential portions of the exhibit have been redacted and filed separately with the United States Securities and Exchange Commission (“SEC”) pursuant to a confidential treatment request in accordance with Rule 24b-2 of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNAPSUS THERAPEUTICS INC.

Date: August 15, 2016	By:	/s/ Andrew Williams
	Name:	Andrew Williams
	Title:	Chief Operating Officer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1#	Commercial Supply Agreement between Cynapsus and ARx dated August 9, 2016.

______________

# Confidential portions of the exhibit have been redacted and filed separately with the SEC pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Exchange Act.